Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 14, 2020 with respect to the consolidated financial statements of International General Insurance Holdings Limited (“IGI”), and our report dated April 14, 2020 with respect to the financial statements of International General Insurance Holdings Ltd. (the “Company”) in the Registration Statement (Form F-1) and related Prospectus of the Company for the registration of 17,250,000 common shares, 39,107,382 common shares, 4,500,000 warrants and 4,500,000 common shares issuable upon exercise of warrants of the Company.

/s/ Ernst & Young LLP
London, United Kingdom
April 14, 2020